EXHIBIT 10.2

[Company Letterhead]

August 31, 2007

Derek Bell

19240 Linda Vista Avenue

Los Gatos, CA 95030

RE:	Correction to December 8, 2006 Letter Agreement (the “December Agreement”)

Dear Derek:

This letter is to confirm the correction of that certain letter agreement, dated December 8, 2006, by and between you and Power Integration, Inc. (the “December Agreement”), to reflect the amendment of stock option grant #1232 (the “Omitted Grant”) which was inadvertently omitted as an At Risk Option (as defined in the December Agreement) from the December Agreement. This letter acknowledges that the intent of the parties in the December Agreement was to amend the Omitted Option such that 431 shares under the Omitted Option would be exercisable in 2007 and 430 shares under the Omitted Option would be exercisable in 2008 (similarly to how option #1231 was amended in the December Agreement, which was granted on the same day and at the same exercise price as the Omitted Option). Enclosed is an Amended and Restated Incentive Stock Option Agreement to reflect such amendment. To acknowledge your agreement to the above-mentioned correction, please counter sign this letter below and the attached Amended and Restated Incentive Stock Option Agreement and return both to me at your earliest convenience.

Sincerely,

Rafael Torres

Chief Financial Officer and

Vice President, Finance and Administration

Acknowledged and Agreed:

/s/ Derek Bell
Derek Bell

POWER INTEGRATIONS, INC.

AMENDED AND RESTATED INCENTIVE STOCK OPTION AGREEMENT

THIS AMENDED AND RESTATED INCENTIVE STOCK OPTION AGREEMENT (the “Option Agreement”) is made and entered into as of September 5, 2007, by and between Power Integrations, Inc. and Derek Bell (the “Optionee”) with respect to the stock option with grant number 1232 (the “Option”) that was granted to Optionee on May 31, 2001 (the “Date of Option Grant”) to reflect that certain letter agreement, dated December 8, 2006, by and between the Company and Optionee, as corrected by letter dated August 31, 2007 (the “December Agreement”). This Option Agreement amends and restates the original Immediately Exercisable Incentive Stock Option Agreement Optionee (the “Original Agreement”) only as to 861 shares subject to the Option as to which the Optionee elected an amended exercise schedule pursuant to the December Agreement (such amended portion of the Option, the “Amended Portion”).

The Amended Portion continues to be subject to the Power Integrations, Inc. 1997 Stock Option Plan (the “Plan”) and shall be subject to all of the terms and conditions set forth herein Any capitalized terms not defined herein shall have the meanings set forth in the Plan. In the event of any conflict between the terms of this Option Agreement and the terms of the Plan, the terms of the Plan shall control.

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Disabled” shall have the meaning set forth in Section 409A (a)(2)(C) of the Code.

(b) “Exercise Price” means $12.10 per share of Stock, as adjusted from time to time pursuant to Section 4.2 of the Plan.

(c) “Number of Option Shares” means the 861 shares of Stock, as adjusted from time to time pursuant to Section 4.2 of the Plan, subject to the Amended Portion.

(d) “Option Expiration Date” means the date ten (10) years after the Date of Option Grant.

(e) “Vesting Schedule” means the Vesting Schedule schedule set forth in the Original Agreement. As of the date hereof, the Amended Portion is fully vested.

1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Option Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.	TAX CONSEQUENCES.

2.1 Status Tax of Option. This Option is a Nonstatutuory Stock Option. The Optionee should consult with the Optionee’s own tax advisor regarding the tax effects of this Option.

3.	ADMINISTRATION.

All questions of interpretation concerning this Option Agreement shall be determined by the Board. All determinations by the Board shall be final and binding upon all persons having an interest in the Amended Portion. Any officer of a Participating Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.

4.	EXERCISE OF THE AMENDED PORTION.

4.1 Right to Exercise.

(a) In no event may any part of the Amended Portion be exercised after the Option Expiration Date.

(b) Optionee shall be entitled to exercise the Amended Portion, if at all and to the extent vested, as follows:

(i) As to 431 shares in calendar year 2007 (“Tranche A”).

(ii) As to 430 shares in calendar year 2008 (“Tranche B”).

Any portion of the Amended Portion that becomes exercisable pursuant to this Section 4.1(b) shall cease to be exercisable not later than December 31 of the applicable year indicated above.

(c) Notwithstanding the foregoing, all of the shares subject to the Amended Portion shall become exercisable (to the extent then-vested) as of the earliest to occur of the following events, for the periods described with respect to each such event:

(i) The date of the termination of Optionee’s “service” with the Company for any reason, as determined pursuant to Treasury Regulation 1.409A-1(h). In the event of the termination of service other than as a result of death or the Optionee becoming Disabled, the Amended Portion shall be exercisable until the earlier of (1) the date that is three (3) months following the termination date and (2) the later of (x) December 31 of the year of termination or (y) the 15th day of the third calendar month following the termination date. In the event of the termination of service as a result of death or the Optionee becoming Disabled, the Amended Portion shall be exercisable until the earlier of (1) the date that is six (6) months following the termination date and (2) the later of (x) December 31 of the year of termination or (y) the 15th day of the third calendar month following the termination date. However, of it is determined that Optionee is a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) as of the date of such termination, then the Amended Portion will be exercisable starting the date that is six (6) months and one day after such termination date and ending on the date that is nine (9) months and one day after such termination date; provided, however, that if such termination occurs upon the Optionee’s death, or if following the termination date the Optionee dies or the Company undergoes a corporate transaction described in Section 4.1(c)(iii) below, the six (6) month delay in exercisability shall no longer be required and the Amended Portion shall be exercisable for the post-termination exercise period otherwise provided in this Section 4.1(c)(i) and such period shall be deemed to commence as of the date of death or the effectiveness of the transaction.

(ii) The effective date of a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, as determined for purposes of Section 409A(a)(2)(A)(v) of the Code. In the event the effective date of the corporate transaction occurs prior to any termination of “service”, the Amended Portion shall be exercisable, to the extent permitted in the applicable transaction documents, until the later of (1) December 31 of the year in which the transaction occurs and (2) the 15th day of the third calendar month following the effective date of the corporate transaction.

(d) Except as otherwise provided herein, the Amended Portion shall be exercisable in an amount not to exceed the Number of Option Shares less the number of shares previously acquired upon exercise of the Amended Portion.

4.2 Method of Exercise. Exercise of the Amended Portion shall be by such procedure as may be adopted or permitted from time to time by the Company. In the event that exercise is permitted pursuant to a written notice to the Company, such written notice must state the election to exercise the Amended Portion, the number of whole shares of Stock for which the Amended Portion is being exercised and such other representations and agreements as to the Optionee’s investment intent with respect to such shares as may be required pursuant to the provisions of this Option Agreement and the Plan. The written notice must be signed by the Optionee and must be delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as the Company may permit, to the Chief Financial Officer of the Company, or other authorized representative of the Participating Company Group, prior to the termination of the Amended Portion as set forth in Section 6, accompanied by full payment of the aggregate Exercise Price for the number of shares of Stock being purchased. The Amended Portion shall be deemed to be exercised upon receipt by the Company of such written notice and the aggregate Exercise Price.

4.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the aggregate Exercise Price for the number of shares of Stock for which the Amended Portion is being exercised shall be made (i) in cash, by check, or cash equivalent, (ii) by tender to the Company of whole shares of Stock owned by the Optionee having a Fair Market Value (as determined by the Company without regard to any restrictions on transferability applicable to such stock by reason of federal or state securities laws or agreements with an underwriter for the Company) not less than the aggregate Exercise Price, (iii) by means of a Cashless Exercise, as defined in Section 4.3(c), or (iv) by any combination of the foregoing.

(b) Tender of Stock. Notwithstanding the foregoing, the Amended Portion may not be exercised by tender to the Company of shares of Stock to the extent such tender of Stock would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. The Amended Portion may not be exercised by tender to the Company of shares of Stock unless such shares either have been owned by the Optionee for more than six (6) months or were not acquired, directly or indirectly, from the Company.

(c) Cashless Exercise. A “Cashless Exercise” means the assignment in a form acceptable to the Company of the proceeds of a sale or loan with respect to some or all of the shares of Stock acquired upon the exercise of the Amended Portion pursuant to a program or procedure approved by the Company (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to decline to approve or terminate any such program or procedure.

4.4 Tax Withholding. At the time the Amended Portion is exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from payroll and any other amounts payable to the Optionee, and otherwise agrees to make adequate provision for (including by means of a Cashless Exercise to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Participating Company Group, if any, which arise in connection with the Amended Portion, including, without limitation, obligations arising upon (i) the exercise, in whole or in part, of the Amended Portion, (ii) the transfer, in whole or in part, of any shares acquired upon exercise of the Amended Portion, (iii) the operation of any law or regulation providing for the imputation of interest, or (iv) the lapsing of any restriction with respect to any shares acquired upon exercise of the Amended Portion. The Optionee is cautioned that the Amended Portion is not exercisable unless the tax withholding obligations of the Participating Company Group are satisfied. Accordingly, the Optionee may not be able to exercise the Amended Portion when desired even though the Amended Portion is vested, and the Company shall have no obligation to issue a certificate for such shares.

4.5 Certificate Registration. Except in the event the Exercise Price is paid by means of a Cashless Exercise, the certificate for the shares as to which the Amended Portion is exercised shall be registered in the name of the Optionee, or, if applicable, in the names of the heirs of the Optionee.

4.6 Restrictions on Grant of the Amended Portion and Issuance of Shares. The grant of the Amended Portion and the issuance of shares of Stock upon exercise of the Amended Portion shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. The Amended Portion may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, the Amended Portion may not be exercised unless (i) a registration statement under the Securities Act shall at the time of exercise of the Amended Portion be in effect with respect to the shares issuable upon exercise of the Amended Portion or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Amended Portion may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. THE OPTIONEE IS CAUTIONED THAT THE AMENDED PORTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE OPTIONEE MAY NOT BE ABLE TO EXERCISE THE AMENDED PORTION WHEN DESIRED EVEN THOUGH THE AMENDED PORTION IS VESTED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Amended Portion shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Amended Portion, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

4.7 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise of the Amended Portion.

5.	NONTRANSFERABILITY OF THE AMENDED PORTION.

The Amended Portion may be exercised during the lifetime of the Optionee only by the Optionee or the Optionee’s guardian or legal representative and may not be assigned or transferred in any manner except by will or by the laws of descent and distribution. Following the death of the Optionee, the Amended Portion may be exercised in accordance with the terms of this Option Agreement by the Optionee’s legal representative or by any person empowered to do so under the deceased Optionee’s will or under the then applicable laws of descent and distribution.

6.	TERMINATION OF THE AMENDED PORTION.

6.1 The Amended Portion will expire as to each tranche of the Amended Portion on the last day on which such tranche of the Amended Portion can be exercised in accordance with Section 4.1, but in all cases the Amended Portion will expire in full not later than the Option Expiration Date. The Company makes no representation as to the tax consequences of any delay following the termination of Optionee’s service in the exercisability of the Amended Portion. The Optionee should consult with the Optionee’s own tax advisor as to the tax consequences of any such delayed exercise.

6.2 Notwithstanding the foregoing, if the Company reasonably anticipates that the exercise of the Amended Portion within the applicable time periods set forth in Section 4.1 will violate Federal securities laws or other applicable law, the period in which the affected Amended Portion can be exercised will be extended until the first business day on which the Company reasonably anticipates that the exercise of the Amended Portion will not cause such a violation. In no event may the Amended Portion be exercisable after the Option Expiration Date. This provision shall be interpreted in accordance with Treasury Regulation 1.409A-2(b)(7)(ii). However, the Company makes no representation as to the tax consequences of any such delayed exercise. The Optionee should consult with the Optionee’s own tax advisor as to the tax consequences of any such delayed exercise.

7.	RIGHTS AS A SHAREHOLDER, EMPLOYEE OR CONSULTANT.

The Optionee shall have no rights as a shareholder with respect to any shares covered by the Amended Portion until the date of the issuance of a certificate for the shares for which the Amended Portion has been exercised (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in the Plan. If the Optionee is an Employee, the Optionee understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Optionee, the Optionee’s employment is “at will” and is for no specified term. Nothing in this Option Agreement shall confer upon the Optionee any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Optionee’s Service as an Employee or Consultant, as the case may be, at any time.

8.	RESTRICTIONS ON TRANSFER OF SHARES.

No shares acquired upon exercise of the Amended Portion may be sold, exchanged, transferred (including, without limitation, any transfer to a nominee or agent of the Optionee), assigned, pledged, hypothecated or otherwise disposed of, including by operation of law, in any manner which violates any of the provisions of this Option Agreement, and any such attempted disposition shall be void. The Company shall not be required (a) to transfer on its books any shares which will have been transferred in violation of any of the provisions set forth in this Option Agreement or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares will have been so transferred.

9.	BINDING EFFECT.

Subject to the restrictions on transfer set forth herein, this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

10.	TERMINATION OR AMENDMENT.

The Board may terminate or amend the Plan or the Amended Portion at any time; provided, however, that except as provided under the Plan in connection with a Change in Control, no such termination or amendment may adversely affect the Amended Portion or any unexercised portion hereof without the consent of the Optionee unless such termination or amendment is necessary to comply with any applicable law or government regulation. No amendment or addition to this Option Agreement shall be effective unless in writing.

11.	INTEGRATED AGREEMENT.

This Option Agreement (including the Plan) constitutes the entire understanding and agreement of the Optionee and the Participating Company Group with respect to the subject matter contained herein and there are no agreements, understandings, restrictions, representations, or warranties among the Optionee and the Participating Company Group with respect to such subject matter other than those as set forth or provided for herein. To the extent contemplated herein, the provisions of this Option Agreement shall survive any exercise of the Amended Portion and shall remain in full force and effect.

12.	APPLICABLE LAW.

This Option Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

POWER INTEGRATIONS, INC.

/s/ Rafael Torres
Rafael Torres Vice President of Finance & Administration/CFO

Address: 5245 Hellyer Avenue San Jose, CA 95138

The Optionee represents that the Optionee is familiar with the terms and provisions of this Option Agreement and hereby agrees to the amendment of the Option as to the Amended Portion subject to all of the terms and provisions thereof. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under this Option Agreement.

OPTIONEE

Date: September 5, 2007	/s/ Derek Bell

Optionee:

Date:

POWER INTEGRATIONS, INC.

STOCK OPTION EXERCISE NOTICE

Power Integrations, Inc.

Attention: Vice President, Finance and Administration

5245 Hellyer Ave

San Jose, California 95138

Ladies and Gentlemen:

1. Option. I was granted a stock option, as amended by the Amended and Restated Incentive Stock Option Agreement dated September 5, 2007 (“Option”), to purchase shares of the common stock of Power Integrations, Inc. (“Company”) pursuant to the Company’s 1997 Stock Option Plan as follows:

Grant Number:	1232
Date of Option Grant:	May 31, 2001
Exercise Price per Share:	$12.10

2. Exercise of Option. I hereby elect to exercise the Amended Portion to purchase the following number of shares:

	Vested		Unvested
Number of Shares Purchased __________________________(“Shares”):			N/A

Total Exercise Price:	$	_______________________

3. Payment. I enclose payment in full or have made arrangements for payment from the sale proceeds of the Shares of the total exercise price for the Shares in the following form(s), as authorized by my Option Agreement:

• Cash:	$	______________________
• Check:	$	______________________
• Tender of Company shares:	$	______________________
• Cashless exercise (same-day-sale):		$ _____________________

4. Tax Withholding. I authorize payroll withholding and otherwise will make adequate provision for federal, state, local and foreign tax withholding obligations of the Company, if any, in connection with my exercise of the Amended Portion and my subsequent disposition of the Shares.

6. Optionee Information.

My current address is:

________________________________________________________________________________________________________

________________________________________________________________________________________________________

I understand that I am purchasing the Shares pursuant to the terms of the Power Integrations, Inc. 1997 Stock Option Plan and my Amended and Restated Nonstatutory Stock Option Agreement, a copy of which I have received and have carefully read and understand. I agree (i) to provide such additional documents as you may require pursuant to the terms of the 1997 Stock Option Plan, and (ii) to provide for the payment by me to you (in the manner designated by you) of the withholding obligation, if any, relating to the exercise of this option.

Very truly yours,

(Signature)

(Optionee’s Name Printed)

Receipt of the above is hereby acknowledged:

POWER INTEGRATIONS, INC.

By:
Title:
Dated: